Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation

Headquarters Office

3820 State Street

Santa Barbara, CA  93105

Tel 805.563.6855

Fax 805.563.6871

http://www.tenethealth.com

Contacts:
Media:	Harry Anderson (805) 563-6816
Investors:	Diana Takvam (805) 563-6883

Tenet Reaches Settlement With Federal and State

Authorities on Redding Medical Center Issues

SANTA BARBARA, Calif. — Aug. 6, 2003 — Tenet Healthcare Corporation (NYSE: THC) announced today that Tenet and certain of its subsidiaries have reached a settlement with the U.S. Department of Justice and other federal and California state authorities that ends criminal and civil investigations of the Tenet entities regarding certain alleged unnecessary cardiac procedures performed at Redding Medical Center.

Under the settlement, a payment of $54 million will be made, of which $51.35 million will go to the federal government and $2.65 million will go to the state of California.  The settlement does not include any admission of wrongdoing by Tenet, its subsidiaries or Redding Medical Center.  It concludes without further action against the Tenet entities both the criminal and civil investigations that were begun after allegations surfaced last October that two doctors who had privileges at Redding Medical Center may have performed unnecessary cardiac procedures.

In the settlement, Tenet, its subsidiaries and Redding Medical Center expressly deny that they knowingly submitted false claims to Medicare and other government health care programs for unnecessary cardiac procedures at Redding.  The settlement does not cover any individuals.  Tenet has pledged to continue cooperating with the government.

“Tenet’s new leadership team is pleased that we were able to work cooperatively with federal and state authorities to bring closure to one of the most serious matters facing the company.  We made a strategic business decision to negotiate a reasonable settlement in a spirit of cooperation in order to put this matter behind us,” said Trevor Fetter, Tenet’s president and acting chief executive officer.  “As we continue to work through the challenges we face, we will keep our focus on our most important goal — providing quality health care to the communities we serve.”

As part of the settlement, Redding Medical Center will make enhancements to its existing procedures for monitoring compliance with applicable laws and hospital policies for physicians who practice at Redding Medical Center and the employees who work there.  These include:

•                  Creation of the new position of director of medical affairs, to be filled by a physician not currently employed at the hospital.  Among other responsibilities, the director of medical affairs will coordinate peer review and clinical activities at the hospital.

•                  Random reviews of cardiac procedures.  Board-certified physicians who do not practice at Redding Medical Center will perform periodic audits of randomly selected cardiac procedures and surgeries.

•                  Peer review and informed consent training on-site for physicians and employees.

The company said that because civil lawsuits are still pending in the Redding matter it would not comment further.

The federal agencies involved in the settlement are the U.S. Attorney for the Eastern District of California, the U.S. Department of Justice and the TRICARE Management Activity of the U.S. Department of Defense.  The Office of Inspector General in the Department of Health and Human Service also agreed to the settlement but reserved the right to pursue possible administrative action later, if it chooses to do so.  The state agencies involved in the settlement are the Bureau of Medi-Cal Fraud in the office of the California Attorney General and the California Department of Health Services.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,743 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.